                                                             Exhibit 99(a)(5)(A)

For Immediate Release                      Contact:  Rubenstein Associates, Inc.
Robert Solomon/John Henderson
                                           (212)-843-8050/(212)-843-8054
Lone Star Steakhouse & Saloon, Inc.        Nasdaq:  STAR

Wichita, Kansas                            May 17, 2002

           LONE STAR STEAKHOUSE & SALOON, INC. ANNOUNCES COMMENCEMENT
                     OF MODIFIED DUTCH AUCTION TENDER OFFER

Lone Star  Steakhouse & Saloon,  Inc.  ("Lone Star") today  announced that it is commencing  its  previously  announced  modified  Dutch auction tender offer for
4,000,000 shares of its common stock at a price per share of $20.50 to $22.50.

Under the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price within the $20.50 to $22.50 price range. Based on the  number  of  shares  tendered  and the  prices  specified  by the  tendering shareholders,  Lone Star will  determine  the lowest per share price  within the range that will enable it to purchase 4,000,000 shares, or such lesser number of shares that are  properly  tendered.  If holders of more than  4,000,000  shares properly  tender their shares at or below the determined  price per share,  Lone
Star will purchase shares tendered by the holders,  at the determined  price per share,  on a pro rata basis.  Shareholders  whose  shares are  purchased  in the tender offer will be paid the  determined  purchase  price net in cash,  without interest,  after the  expiration  of the offer  period.  The tender offer is not contingent upon any minimum number of shares being tendered. The tender offer is subject  to a number of other  terms and  conditions  specified  in the offer to purchase that is being distributed to shareholders.

The tender  offer will expire at 5:00 p.m. New York City time,  on Friday,  June
14, 2002, unless extended by Lone Star.

Chief Executive Officer, Jamie B. Coulter, has been informed by his tax advisors that a  redemption  of his shares in  connection  with the Offer would result in significant  adverse tax consequences  based on the application of the tax rules on redemptions.  Therefore, the previously announced agreement between Lone Star and Mr.  Coulter to purchase  shares has been  terminated.  Assuming  the tender offer is fully  subscribed,  Lone Star  will  have  purchased  an  aggregate  of approximately 16% of its outstanding shares of common stock.

The dealer  manager for the tender  offer is UBS Warburg  LLC.  The  information agent is Innisfree M&A Incorporated.  None of Lone Star, its Board of Directors,
the dealer manager and the  information  agent is making any  recommendation  to shareholders  as to whether to tender or refrain from tendering  their shares in the tender offer.  Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Lone Star.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE  SOLICITATION  OF AN OFFER TO SELL ANY SHARES OF LONE STAR COMMON  STOCK.
THE TENDER  OFFER IS BEING MADE SOLELY BY THE OFFER TO PURCHASE  AND THE RELATED
LETTER OF  TRANSMITTAL.  INVESTORS  ARE URGED TO READ LONE STAR'S  TENDER  OFFER
STATEMENT ON SCHEDULE TO FILED WITH THE SEC IN CONNECTION WITH THE TENDER OFFER,
WHICH  INCLUDES AS  EXHIBITS  THE OFFER TO  PURCHASE  AND THE RELATED  LETTER OF
TRANSMITTAL, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THE STATEMENT WHEN THEY
BECOME  AVAILABLE,  BECAUSE THEY CONTAIN  IMPORTANT  INFORMATION.  EACH OF THESE
DOCUMENTS  HAS BEEN OR WILL BE FILED WITH THE SEC, AND INVESTORS MAY OBTAIN THEM
FOR FREE FROM THE SEC AT THE SEC'S WEBSITE AT  WWW.SEC.GOV OR FROM INNISFREE M&A
INCORPORATED,  THE  INFORMATION  AGENT FOR THE TENDER OFFER,  BY DIRECTING  SUCH
REQUEST TO:  INNISFREE M&A  INCORPORATED,  501 MADISON AVENUE,  20TH FLOOR,  NEW
YORK,  NEW YORK 10022,  TELEPHONE  (888)  750-5834  (BANKERS  AND  BROKERS  CALL
COLLECT:  (212)  750-5833).  SHAREHOLDERS  ARE  URGED TO  CAREFULLY  READ  THESE
MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

Lone Star  Steakhouse & Saloon,  Inc.  owns and operates a chain of 249 domestic and 25 international Lone Star Steakhouse & Saloon restaurants. The Company also owns and  operates 5 Del Frisco's  Double  Eagle Steak Houses and 15  Sullivan's
Steakhouses.